ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 1st day of March, 2004, by and among Able Propane Co., LLC, a New Jersey limited liability company, ("Seller"), Able Energy, Inc., a New Jersey corporation, Christopher Westad (the "Owners"), and Timothy Harrington (Manager) and Liberty Propane, L.P., a Delaware limited partnership ("Parent"), and Action Gas Propane Operations, LLC, a Delaware limited liability company, and its successors and assigns ("Buyer").

                                    RECITALS:

      A. Seller is engaged in, among other things, the sale of liquid-propane gas as well as the installation, repair and maintenance of related equipment in the State of New Jersey (the "Propane Business").

      B. The Owners own all of the issued and outstanding equity interest of Seller.

      C. Seller agrees to sell and Buyer agrees to purchase certain assets operated by, used in or resulting from the Propane Business and to enter into various ancillary agreements to accomplish the transactions set forth herein.

      D. Seller and each of the Owners and Manager agree to enter into a Noncompetition Agreement with Buyer.

                                   AGREEMENT:

      In consideration of the mutual agreements, covenants and premises set forth herein, the parties agree as follows:

                                  SECTION ONE

                           PURCHASE AND SALE OF ASSETS

1.1   Agreement to Sell and Purchase.

      Seller (and the Owners, to the extent owning any Purchased Assets (defined below) used in the Propane Business) agrees to sell, grant, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller and the Owners, on the Closing Date (as defined in Section 3.1), all of Seller's and the Owners' right, title, and interest in, to and under the assets and properties (free and clear of all liens and encumbrances) of every kind, nature and description (wherever located), operated by, used in, resulting from or made part of the Propane Business as the same shall exist on the Closing Date (the "Purchased Assets"), except those assets and properties specifically excluded pursuant to Section 1.2. The Purchased Assets shall include but not be limited to:

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      (a)   The propane gas related tangible and intangible property including but not limited to customer storage tanks and cylinders (whether installed or uninstalled); tank and cylinder and tank related parts, pieces, fittings and equipment; 2 30,000 gallon bulk storage tanks; trucks, trailers, cars, vehicles; appliance inventory; office furniture and equipment; parts held for resale; fixtures; shop and other equipment; computer system (including both software and hardware); regulators, compressors, pumps, pigtails, meters, hoods, stands, bases, tools, vaporizers, dispensing units; inventory not otherwise listed; improvements on leased real property; trade accounts receivable (subject to Section 2.2); Pre-receipted Accounts, Pre-paid Accounts; and Customer Deposits (each as defined in and subject to Section 2.3); all propane gas inventory; supplies; customer information and lists, names or trade names including the name "Able Propane" (subject to Sections 5.1 and 5.2), copyrights, patents, licenses, permits and tanks in place of either Seller or the Owners that are operated by, used in, resulting from or made part of the Propane Business.

      (b)   To the extent not conveyed in Section 1.1(a), all assets listed on
            Exhibit 1.1(b);

      (c) All books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets which are located at the offices of Seller or otherwise used in connection with the Propane Business;

      (d) All rights of Seller under all contracts, agreements, covenants, leases (building, land, vehicles, loading facilities, storage tank or otherwise) except the rights of Seller under those contracts listed on Exhibit 4.1(f) for which the obligations of Seller were not specifically assumed by Buyer on Exhibit 1.3.

1.2   Excluded Assets.

      The Purchased Assets to be sold and purchased under Section 1.1 shall not include the following (the "Excluded Assets"):

      (a)   The minute books and ownership records of Seller;

      (b) Seller's investment securities, cash and cash equivalents (such as demand deposit or money market accounts);

      (c) Claims for refund of taxes and other governmental charges of whatever nature for all periods prior to the Closing Date, state sales tax deposits, prepaid expenses, non-trade receivables and storage gas deposits;

      (d) Rights which accrue or will accrue to Seller and the Owners under this Agreement; and

      (e) Claims or rights against third parties relating to liabilities or obligations which are not specifically assumed by Buyer hereunder.


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1.3   Seller's Liabilities.

      All of Seller's liabilities, debts and obligations of every character or description, known or unknown, including accrued vacation pay and benefits (defined as an employee's earned but unused vacation time or benefits but which amount Seller shall pay through the Closing Date to all employees employed at that time), accruing or arising from transactions or occurrences prior to the Closing Date shall be Seller's sole obligation and responsibility except as specifically set forth as follows regarding the proration of certain taxes and/or except for the liabilities and contractual arrangements as specifically assumed by Buyer under this Agreement and set forth in Exhibit 1.3 hereto. With respect to the Purchased Assets, all personal property taxes, inventory taxes or assessments of like kind, for the year of Closing (as defined in Section 3.1) shall (i) be prorated based on the number of days owned by each party in the calendar year and (ii) thereafter be paid by the parties in accordance with such proration. Buyer shall not assume or be liable for any contract, liability or obligation of, or claim against Seller or any Owner except to the extent specifically assumed as set forth on Exhibit 1.3. Buyer shall not assume or be liable for any sales or transfer taxes arising out of the transfer or sale of the Purchased Assets.

                                  SECTION TWO

            PAYMENT OF PURCHASE PRICE/TERMS AND COLLATERAL AGREEMENTS

2.1   Asset Purchase Price; Noncompete Payment; Allocation.

      (a) The aggregate base purchase price for the Purchased Assets (the "Purchase Price") shall be Four Million Four Hundred Thousand Dollars ($4,400,000) (consisting of (1) Three Million Dollars ($3,000,000) in cash (the "Closing Payment"), and (2) Five Hundred Thousand Dollars ($500,000) in a Subordinated Promissory Note (the "Subordinated Promissory Note") substantially in the form attached hereto as Exhibit 2.1(a),

            (i) plus the Accounts Receivable Payment (as defined and calculated in accordance with Section 2.2);

            (ii) plus or minus the Pre-receipted Accounts, Pre-paid Accounts, Accruals and Customer Deposits (each as defined and calculated in accordance with Section 2.3).

      (b) In addition, as consideration for the agreements of Seller and each of the Owners contained in their Noncompetition, Nonsolicitation and Nondisclosure Agreements (the "Noncompetition Agreements"), Buyer shall pay the aggregate sum of Nine hundred Thousand Dollars ($900,000) (the "Noncompete Payment") payable in accordance with
            Section 2.4(iii);

      (c) The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit 2.1(c).


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

2.2   Determination of Accounts Receivable Payment.

      Buyer will purchase the accounts receivable resulting from Seller's sales of liquid propane gas owed to Seller at the close of business on the day immediately prior to the Closing Date (the "Accounts Receivable") and will pay (within thirty (30) days following the Closing Date) Seller for said accounts receivable (the "Accounts Receivable Payment") according and pursuant to the following recitation and assumptions:

      (a)   Accounts aged 0 - 30 days old:      100% of face value

      (b)   Accounts aged 31 - 60 days old:     95% of face value

      (c)   Accounts aged 61 - 90 days old:     85% of face value

      (d)   Accounts aged over 91 days old      0% of face value

For a period of 120 days, Buyer will collect and remit monthly to Seller, all collections on accounts aged over 90 days as of the closing date. After 120 days, the remaining balance on all such accounts will revert to the Buyer.

2.3   Pre-receipted Accounts, Pre-paid Accounts, Accruals and Deposits.

      Buyer and Seller shall determine what, if any, of Seller's accounts are to be classified as "Pre-receipted Accounts" and/or "Pre-paid accounts" and/or "Accruals" as of the close of business on the day immediately prior to the Closing Date. It is agreed that the cash portion of the Purchase Price shall be increased or reduced within thirty (30) days following the Closing Date by the net amount and/or value of the Pre-receipted Accounts and/or Pre-paid Accounts and/or Accrual as said amount and/or value, unused vacation pay, tax prorations, unearned tank rent, asset discrepancies or liabilities assumed by Buyer, all as determined as of the close of business on the day immediately prior to the Closing Date.

      Buyer and Seller shall further determine Seller's "Customer Deposits" held as of the close of business on the day immediately prior to the Closing Date. It is agreed that the cash portion of the Purchase Price shall be reduced at Closing by the net amount and/or value of the Customer Deposits as said amount and/or value is determined as of the close of business on the day immediately prior to the Closing Date.

2.4   Payment of Asset Purchase Price.

      (a) Buyer shall pay the Purchase Price and the Noncompete Payment to Seller and the Owners as follows:

            (i) Three Million Dollars ($3,000,000) (the "Closing Payment") shall be paid by Buyer by a wire transfer at the time of Closing.

            (ii) The Accounts Receivable Payment net of the Section 2.3 adjustments shall be paid by Buyer by wire transfer within thirty (30) days following the Closing Date.


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

            (iii) The Noncompete Payment shall be paid in installments in accordance with Exhibit 2.4(iii) hereof.

            (iv)  Buyer shall deliver the Subordinated Promissory Note to
                  Seller.

2.5   Storage of Tanks

                  Buyer shall have the right to store the 2 30,000 gallon tanks and other new, unused, uninstalled customer storage tanks at the Able Energy, Inc bulk plant located at 344 Route 46, Rockaway, NJ, 07866, at no charge, until such time as Buyer has established its own bulk storage facility.

                                 SECTION THREE

                                     CLOSING

3.1   Closing Date.

      The closing of the transactions contemplated by this Agreement shall be held at the office of Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, New York, NY, 10018 at 9:00 A.M on March 1, 2004.. The closing shall be deemed effective as of the close of business on February 29, 2004, with the actual closing to take place on March 1, 2004. The date and event of such sale and purchase are, respectively, hereinafter referred to as the "Closing Date" and the "Closing."

3.2   Seller's Duties at Closing.

      (a)   At the Closing, Seller shall deliver or cause to be delivered to
            Buyer:

            (i) The duly executed General Bill of Sale substantially in the form attached hereto as Exhibit 3.2(a)(i) and such other bills of sale, endorsements, checks, assignments, certificates of title and other instruments of transfer and conveyance as shall be effective to vest title to each of the Purchased Assets in Buyer.

            (ii) Documents evidencing that Seller has taken all requisite corporate action to change its name to "_______________," effective immediately following the Closing Date, and is prepared to file an amendment to Seller's ____________________reflecting such name change immediately following the Closing Date.

            (iii) Copies of the resolutions of the Board of Directors of Seller adopting and approving this Agreement and authorizing the transactions contemplated hereby.

            (iv) The duly executed Noncompetition Agreements of Seller and each of the Owners substantially in the form attached hereto as
                  Exhibit 3.2(a)(iv).


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

            (v) A good standing certificate for Seller from New Jersey dated no more than ten (10) days prior to the Closing Date attached hereto as Exhibit 3.2(a)(v).

            (vi) The duly executed Landlord Agreements substantially in the form attached as Exhibit 3.2(a)(vi).

            (vii) The duly executed SubLease Agreements substantially in the form attached hereto as Exhibit 3.2(a)(vii) (the "SubLease Agreements");

           (viii) A list of Seller's trade creditors attached as Exhibit 3.2(a)(viii).

            (ix) An acknowledgment to the assignment of this Agreement to Buyer's and Parent's lender in the form attached hereto as
                  Exhibit 3.2(a)(ix).

            (x) With respect to Seller's indebtedness for borrowed money in existence immediately prior to the Closing, a payoff letter executed by the creditors with respect thereto in the form attached as Exhibit 3.2(x).

            (xi) A duly executed license from the state of New Jersey granting the Buyer the authority to operate a propane company in the state of New Jersey.

            (xii) An assignment of the through put agreement between Seller and
                  Alcoa/Howmet.

      (b) At the Closing, Buyer shall deliver or cause to be delivered to
Seller:

      (i) The Closing Payment to be transferred by wire to Seller's and the Owners' accounts in accordance with Exhibit 3.2(b)(i).

      (ii) The duly executed Noncompetition Agreements of Seller and each of the Owners.

      (iii) The duly executed Lease Agreements.

      (iv) The duly executed Assumption Agreement substantially in the form attached hereto as Exhibit 3.2(b)(v).

                                  SECTION FOUR

                         REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of Seller and the Owners.

      Seller and the Owners, jointly and severally, represent and warrant to Buyer, now and as of the closing, as follows:


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

      (a) Status and Authorization. Seller operates as a limited liability company known as Able Propane Co., LLC, was formed under the laws of the State of New Jersey and is wholly owned by the Owners. Except as disclosed in Exhibit 4.1(a), Seller is in good standing under the laws of the State of New Jersey and has the power to own its property and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction set forth in Exhibit 4.1(a) in which such qualification is necessary. Seller and the Owners have full power, authority and legal capacity to execute and deliver this Agreement and to perform the obligations of Seller and the Owners under the terms hereof. The execution and delivery of this Agreement and the performance of all the obligations of Seller under the terms hereof have been duly authorized by all actions necessary to authorize execution, delivery and performance of this Agreement and the transactions contemplated hereby. Seller has no subsidiaries, affiliates or investments in any other entity or business operation, and Seller has no subsidiary or affiliate whose liabilities or obligations will be assumed by Buyer.

      (b) Restrictions. Neither Seller nor any Owner is subject to any restriction under any law or contained in any organizational document, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree, which would prevent the consummation of the transactions contemplated by this Agreement or which would be violated by such consummation.

      (c)   Financial Statements.

            (i) Seller has delivered to Buyer: (i) balance sheets of Seller as at June 30, for each of the three preceding fiscal years and the related statements of income for each of the fiscal years then ended, and (ii) a balance sheet of Seller (the "Interim Balance Sheet") as at September 30, 2003 (the "Financial Statement Date"), and the related unaudited statement of income for the three months then ended (together, the "Financial Statements"). Copies of the Financial Statements are set forth on Exhibit 4.1(c). The Financial Statements and the notes thereto are true, correct, accurate and complete and fairly present the financial condition and the results of operation of Seller as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be adverse) and the absence of notes (that, if presented, would not differ from those included in the Interim Balance Sheet). The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved.

            (ii) Except for (a) liabilities fully reflected or reserved against in the Interim Balance Sheet; and (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the Financial Statement Date, Seller has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Closing Date and which result from actions, omissions or occurrences of Seller prior to the Closing Date.


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

            (iii) Since the date of the Interim Balance Sheet, there has not been any adverse change in the business, operation, properties, prospects, assets, or condition of Seller, and no event has occurred and no circumstance exists that may result in such an adverse change.

      (d) Purchased Assets. Seller and/or the Owners have good title to the personal (tangible and intangible) property to be sold hereunder. As of the Closing Date, none of the Purchased Assets to be transferred to Buyer pursuant to this Agreement will be subject to any contract of sale, or to encumbrances, claims, security agreements, liens or charges of any kind or character (other than those encumbrances described on Exhibit 4.1(d)). No person, corporation or firm has any ownership interest or claim in the Purchased Assets being transferred pursuant to this Agreement other than Seller and the Owners.

      (e) Condition and Sufficiency of the Purchased Assets. The Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The Purchased Assets are sufficient for the continued conduct of the Propane Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

      (f) Contracts. Except as set forth in Exhibit 4.1(f), Seller is not, with respect to or affecting the Purchased Assets, a party to a contract of any nature or any of the following contracts, whether the same be written or oral:

            (i)   Contracts not made in the ordinary course of business;

            (ii) Employment contracts, executive employment agreements, executive compensation agreements, employee pension or retirement plans or similar arrangements or agreements;

            (iii) Contracts with any labor union or similar arrangements or agreements;

            (iv) Bonus, insurance or similar plans providing employee benefits or similar arrangements or agreements;

            (v) Leases with respect to any property, whether as lessor or lessee, or license agreements;

            (vi) Continuing contracts for the future purchase of materials, supplies or equipment outside the ordinary course of business;


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

            (vii) Chattel, mortgages, equipment leases, security agreements or conditional sales agreements; or

           (viii) Partnership, joint venture or other business enterprise agreements and franchise agreements.

            Seller has performed all obligations presently required to be performed by it and is not in default under any contract to which it is a party. Seller has the ability and authority to transfer, assign or convey to Buyer all of the contracts and leases used in the Propane Business which Buyer needs to continue the business as contemplated under this Agreement and to which Buyer has agreed to assume pursuant to the specific terms set forth herein.

      (g) Accounts Receivable. All accounts receivable of Seller that are reflected on the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an account receivable relating to the amount or validity of such account receivable.

      (h) Taxes. The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties.

            (i) Seller has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. There are no existing liens for Taxes upon any of the Purchased Assets.

            (ii) Seller has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or any prior provision of the Code and other applicable laws.


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

      (i) Litigation and Laws. Except as disclosed in Exhibit 4.1(i), neither Seller nor the Owners are now involved in any litigation or dispute affecting the Purchased Assets nor are either Seller or the Owners aware of any pending litigation or dispute which may arise and Seller is not engaged in nor to the knowledge of Seller or any of the Owners, threatened with any legal action or other proceeding before any court or administrative agency, and has not been charged with, and is not, to the knowledge of Seller or any of the Owners, under investigation with respect to any charge concerning any violation of any provision of federal, state or local law or administrative regulation, including but not limited to, any matter before the Environmental Protection Agency or any like governmental agency whether at the federal, state, county or local level with respect to its business. Further, Seller has previously complied and is in compliance with all federal, state, county and local laws and administrative regulations with respect to its Propane Business.

      (j)   Environmental Matters. Except as set forth in Exhibit 4.1(j):

            (i) Seller is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any environmental health or safety law. Neither Seller nor the Owners has any basis to expect, nor has any of them received, any actual or threatened order, notice, or other communication from any governmental body or private citizen acting in the public interest of any actual or potential violation or failure to comply with any environmental health or safety law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any of its facilities or any other properties or assets (whether real, personal, or mixed) in which Seller held an interest, or with respect to any property or facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by Seller.

            (ii) Neither Seller nor any Owner has any environmental, health, and safety liabilities with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any of the Owners has or had an interest.

            (iii) Except for propane gas, there are no hazardous materials present on or in the environment at the facilities used by Seller in connection with the Propane Business, including any hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps, or any other part of the facilities or incorporated into any structure therein or thereon. Neither Seller nor any Owner has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in compliance with all applicable environmental laws.


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

            (iv) There has been no release or threat of release, of any hazardous materials at or from the facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, whether by Seller or any Owner.

      (k)   Labor Relations.

            (i) Seller has made no representations to its employees with respect to any undertaking or commitment by Buyer to employ such employees. Seller has no liability under the National Labor Relations Act, the Fair Labor Standards Act, the Civil Rights Act, the Equal Employment Opportunity Act or any other social, employment or labor law affecting Seller which would adversely affect the Propane Business. No employee, officer, or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person that in any way adversely affects or will affect the operation of the Propane Business after the Closing Date.

            (ii) In the three (3) year period immediately preceding the Closing Date, Seller has not been or is not a party to any collective bargaining or other labor contract. In the same three year period there has not been, there is not presently pending or existing, and there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any proceeding against or affecting Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity or other labor or employment dispute against or affecting Seller or its premises, or (iii) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.


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

      (l) No Omissions or Misrepresentations. No representation, warranty or statement of either Seller or any Owner contained in this Agreement or in the Exhibits attached hereto is false, or in light of the circumstances in which it was made, misleading in any respect and there has been no omission or failure to disclose facts known by any Owner, or any officer or director of Seller which would adversely affect the transactions set forth in this Agreement.

4.2   Representations and Warranties of Buyer.

      Buyer represents and warrants to Seller as follows:

      (a) Status and Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own its property and to carry on its business as it is now being conducted by Seller. Buyer has full power, authority and legal capacity to execute and deliver this Agreement and to perform Buyer's obligations under the terms hereof. The execution and delivery of this Agreement and the performance of all the obligations of Buyer under the terms hereof have been duly authorized by all actions necessary to authorize execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      (b) Restrictions. Buyer is not subject to any restriction contained in any organizational document, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree which would prevent the consummation of the transactions contemplated by this Agreement.

                                  SECTION FIVE

                             POST-CLOSING COVENANTS

      5.1   Use of Seller's Name.

      Immediately after the Closing Date, Seller and the Owners will take all necessary actions to enable Buyer to use "Able Propane," including, but not limited to, a formal name change of Seller under applicable state law(s) and a transfer of all registered and trade names to Buyer.

      5.2   Further Assurances.

      The parties agree, without further consideration, to execute and deliver such further instruments of transfer or assignment or other documents and to take such other action as the other parties reasonably may request for the purpose of carrying out the terms of this Agreement and the other documents referred to herein.


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

                                  SECTION SIX

                               GENERAL PROVISIONS

6.1   Survival of Representations and Warranties; Indemnity Agreement.

      (a) The representations, warranties, covenants and agreements given by Seller, the Owners and Buyer which are contained in this Agreement shall survive the Closing Date for a period of three (3) years from the Closing Date except for Seller's representation regarding (1) Taxes which shall expire and terminate upon the expiration of the applicable statute of limitations specified in the Code or in the laws of any state or other taxing authority as such statute of limitations period may be validly extended pursuant to applicable tax laws and (2) Seller's and the Owners' representations regarding environmental matters under Section 4.1(j) which shall expire upon the expiration of the applicable statutes of limitations as specified in the applicable laws. Seller and the Owners will indemnify Buyer, and Buyer will indemnify Seller and the Owners against any loss, cost, liability or expense (including, without limitation, costs and expenses of litigation and reasonable attorneys' fees) incurred or suffered by either party as a result of the inaccuracy, misrepresentation or breach of any of the representations, warranties, covenants and agreements of Seller, the Owners or Buyer, as the case may be, contained in this Agreement. Seller and the Owners will further indemnify Buyer for the assertion against Buyer of any liability of Seller which is not expressly assumed by Buyer pursuant to this Agreement, including but not limited to that lawsuit filed 4/15/03, Reference: B10289423, Suit:
            SL-00001042-2003, Case: L 001042 03, in Superior Court Law Div. Of New Jersey by Fremont Indemnity Co. against Able Propane Co., Able Oil Melbourne, Inc, Able Oil Company Inc D/B/A Northwest Petroleum 198 Green Pond Road, Rockaway, NJ, 07866. Buyer will further indemnify Seller for the assertion against Seller of any liability expressly assumed by Buyer pursuant to this Agreement as well as for any loss suffered by Seller or the Owners as a result of Buyer's use of the Purchased Assets or operation of the Propane Business following the Closing Date.

      (b) The obligations and liabilities of any party to indemnify any other party under this Section 6.1 hereof with respect to claims relating to third parties ("Claims") shall be subject to the following terms and conditions:

            (i) The party to be indemnified (the "Indemnified Party") will give the other party (the "Indemnifying Party") prompt notice of any such Claim, and the Indemnifying Party will undertake the defense, compromise or settlement thereof by representatives chosen by it. The failure to promptly notify the Indemnifying Party shall not relieve such party of its obligations hereunder provided that the failure so to notify does not adversely prejudice the Indemnifying Party's ability to defend such Claim.

            (ii) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend a Claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of, and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

            (iii) Anything in this Section 6.1(b) to the contrary
                  notwithstanding (a) if there is a reasonable probability that a Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, as its own cost and expense, to defend, compromise or settle such Claim, and (b) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Claim.

6.2   Notices.

      Any notice, request, instrument or other document to be given hereunder shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed to:

      (a)   Buyer:

                  Kent A. Misemer
                  Liberty Propane L.P.
                  10740 Nall Avenue, Suite 201
                  Overland Park, Kansas 66211
                  Phone:  913.648.1588
                  Fax:  913.648.5108

         With a copy to:

                  Mitchell E. Albert
                  Sonnenschein Nath & Rosenthal LLP
                  4520 Main Street, Suite 1100
                  Kansas City, Missouri 64111
                  Phone:  816.460.2400
                  Fax:  816.460.2416

      (b)   Seller:

                  Timothy Harrington
                  Able Energy
                  198 Green Pond Road
                  Rockaway, New Jersey, 077866
                  Phone:  973.625.1012
                  Fax:  973.586.9866

         With a copy to:

                  Darrin Ocasio
                  Sichenzia Ross Friedman Ference
                  1065 Avenue of the Americas
                  New, York, New York, 10018
                  Phone: 212-930-9700
                  Fax: 212-930-9725

or to such other address as the parties hereto may designate by notice given as above provided. A notice shall be deemed to have been given as of the date when
(i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed or (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, as the case may be, unless the sending party has actual knowledge that a notice was not received by the intended recipient.

6.3   Confidentiality.

      All of the parties to this Agreement shall maintain the confidentiality of all information received pursuant to this Agreement, which is not otherwise publicly available. Such information shall be held in confidence and shall not, at any time, be used for any purpose by the party receiving such information, unless such information becomes publicly available through a source other than the parties hereto to whom such information was disclosed.

6.4   Amendment.

      This Agreement may be amended only by a written instrument signed by each of the parties hereto.

6.5   Waiver.

      Any waiver shall be valid if set forth in writing signed by the waiving party or by one authorized on behalf of such party. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any further breach hereof.

6.6   Governing Law.

      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey.

6.7   Entire Agreement.

      This Agreement and all agreements specifically referred to herein constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede any and all prior agreements and understandings relating to the subject matter hereof.

6.8   Headings.

      The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

6.9   Binding Effect.

      This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

6.10  Assignment.

      Buyer has the right to assign its rights under this Agreement to its parent or an entity formed by Buyer to carry on the Propane Business. Buyer and its assigns have the further right to assign their rights under this Agreement to any entity acquiring the stock, assets or operations of Buyer or taking any interest therein as collateral security. Each of Buyer, Parent and their respective permitted assigns shall have the right, without the prior consent of Seller, at any time, in its sole discretion, to assign, in whole or in part, its rights under this Agreement and all other documents, instruments and agreements executed in connection with this Agreement for collateral security purposes to any lender providing financing to Buyer, Parent and/or such permitted assigns.

6.11  Counterparts.

      This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

6.12  Construction.

      This Agreement shall not be construed against any party for having drafted it or for having the Agreement drafted by such party's counsel.

6.13  Fees and Expenses.

      Each party hereto shall be responsible for its own costs, fees and expenses including any brokerage/finder's fees incurred through the Closing Date.

6.14  Arbitration.

      In the event of any dispute, interpretation, conflict or claim, in tort, contract or otherwise, based upon or related to this Agreement, the parties hereby irrevocably agree that such dispute, interpretation, conflict or claim shall be resolved by binding arbitration under the rules for Commercial Transactions before the American Arbitration Association in Rockaway, New Jersey. Any party bringing suit or action, other than through binding arbitration, shall hereby have such suit or claim immediately dismissed with prejudice by the court having jurisdiction thereon.

                     [SIGNATURES ARE ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

SELLER:                                 ABLE PROPANE CO., LLC
                                        a New Jersey Limited Liability Company


                                        By:
                                           Name: _______________________________
                                           Title:  _____________________________

OWNERS:

                                        By:
                                           Name: Able Energy, Inc_______________


                                        By: ____________________________________
                                            Name: Christopher Westad


MANAGER:                                By:  ___________________________________
                                            Name:  Timothy Harrington

BUYER:

                                            ACTION GAS PROPANE OPERATIONS, LLC

                                            By:  Liberty Propane, L.P.,
                                                   its sole member
                                            By:  Liberty Propane GP, LLC,
                                                   General Partner of
                                                     Liberty Propane, L.P.

                                            By:  _______________________________
                                            Name:  _____________________________
                                            Title:  ____________________________

                                            PARENT:

                                            LIBERTY PROPANE L.P.,
                                            a Delaware Limited Partnership
                                            By Liberty Propane GP, LLC, its
                                                   General Partner

                                            By:
                                            Name: ______________________________
                                            Title:  ____________________________